UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
SCHEDULE 14A
(Rule 14a-101)
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DynCorp International Inc.

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DynCorp International Inc.
3190 Fairview Park Drive, Suite 700
Falls Church, VA 22042

June 16, 2008

Dear Fellow Stockholder:

On behalf of your Board of Directors, I would like to invite you to attend the DynCorp International Inc. 2008 Annual Meeting of Stockholders, to be held at 2:00 p.m., Eastern time, Tuesday, July 15, 2008, at The London NYC, 151 West 54th Street, New York, NY 10019.

The Annual Meeting will include a discussion of and voting upon the matters described in the accompanying notice and proxy statement.

Whether or not you plan to attend, please be sure to vote your shares. You may vote your shares by returning the enclosed proxy card or by following the instructions for internet or telephone voting.

Thank you for your support of DynCorp International, and I look forward to seeing you in New York.

Sincerely,

Robert B. McKeon
Chairman of the Board of Directors

DynCorp International Inc.

3190 Fairview Park Drive, Suite 700, Falls Church, Virginia 22042

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Time/Date:	2:00 p.m., Tuesday, July 15, 2008

Place:	The London NYC, 151 West 54th Street, New York, New York 10019

Items of Business	1. Election of four Class II directors to serve on the Board for terms of three years;

2. Ratification of the selection of Deloitte & Touche LLP, an independent registered public accounting firm, as our independent auditors for fiscal year 2009; and

3. Transaction of such other business as may properly come before the meeting.

Record Date:	Stockholders of record at the close of business on Thursday, May 22, 2008, are entitled to vote at the meeting.

Mailing Date:	These proxy materials are being mailed to stockholders of record as of the record date, on or about June 16, 2008.

Annual Report:	We have enclosed our 2008 Annual Report on Form 10-K.

Proxy Voting:	Your vote is important. You may vote your shares by completing and returning the enclosed proxy card. Stockholders may also vote by following the internet or telephone voting instructions provided on the proxy card.

By order of the Board of Directors,
Curtis L. Schehr
Senior Vice President, General Counsel & Secretary

i

ii

GENERAL INFORMATION

What is the Company?

DynCorp International Inc. (the “Corporation”) is a Delaware corporation. It is a holding company and has no operations or employees. You own shares in the Corporation. Our business is carried on by our primary operating company, DynCorp International LLC (the “operating company”), and subsidiaries of DynCorp International LLC. When we refer collectively to DynCorp International Inc., our operating company and its subsidiaries, we may call them “DynCorp International” or “the Company”.

What is a proxy?

A proxy is another person whom you legally designate to vote your stock. If you designate someone as your proxy in a written document, that document is also called a proxy or proxy card.

What is a proxy statement?

A proxy statement is a document prepared in accordance with the rules of the Securities and Exchange Commission (“SEC”) that we give you to present the information required when we ask you to sign a proxy card and vote your shares at the 2008 Annual Meeting of Stockholders (the “Annual Meeting”).

What is a record date?

The record date is set by the Board of Directors (the “Board”) to determine who is entitled to vote. A stockholder who owned shares as of the close of business on the record date is entitled to vote those shares.

Why did I receive these proxy materials?

We are furnishing these proxy materials in connection with the solicitation of proxies, on behalf of your Board, to be voted at our 2008 Annual Meeting and at any adjournment or postponement thereof.

INFORMATION ABOUT VOTING

Who is entitled to vote?

You may vote if you owned shares of common stock as of the close of business on the record date, Thursday, May 22, 2008.

57,000,000 shares of our common stock, par value $0.01 per share (“Common Stock”), were outstanding at the close of business on May 22, 2008. Each share of Common Stock is entitled to one vote on each matter that may properly be brought before the meeting.

How can I vote?

If you are a record holder, you may vote in person if you attend the 2008 Annual Meeting or by proxy, whether or not you attend the meeting. Most of our stockholders hold their shares through brokers, as beneficial owners, and may only vote their shares by giving proxy instructions to their brokers, who pass them on to the Company’s transfer agent for tabulation. To vote by proxy, follow the instructions on the enclosed proxy card. You can submit your vote by mail, by telephone or by internet.

What items of business will I be voting on?

You will be voting on the following items of business, which are described below under the headings “ELECTION OF DIRECTORS” and “RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS”:

1.	Election of four Class II directors, each to serve for a term of three years;

2.	Ratification of the selection of Deloitte & Touche LLP as the Company’s independent auditors for fiscal year 2009; and
3.	Transaction of such other business as may properly come before the meeting or any adjournment or postponement.

Why does the Board solicit proxies?

It is impractical for all stockholders and beneficial owners to attend the 2008 Annual Meeting. Therefore, the Board recommends that you appoint the three persons named in the enclosed proxy card to vote your shares in accordance with your instructions at the 2008 Annual Meeting.

Can I vote in person at the 2008 Annual Meeting?

Only record holders, that is persons or entities holding shares in their own name, can vote in person. Most of our stockholders’ shares are held by brokers. Stockholders owning shares in brokerage accounts are called “beneficial owners”. They can only vote through instructions given to their brokers and cannot vote in person.

How do the proxies vote?

The proxies will vote your shares in accordance with your instructions or, for beneficial owners, in accordance with the instructions provided by your broker on your behalf. If you sign your proxy card but do not give specific instructions, the proxies will vote your shares in accordance with the recommendations of the Board.

Who are the proxies?

The Board has designated Robert B. McKeon, Chairman of the Board; William L. Ballhaus, President & Chief Executive Officer; and Curtis L. Schehr, Senior Vice President, General Counsel & Secretary, or any one of them, to act as proxies.

What are the Board’s recommendations?

The Board recommends a vote FOR all the nominees for Class II directors and FOR ratification of the selection of Deloitte & Touche LLP as our independent auditors for fiscal year 2009.

How are votes counted?

Votes are counted by our proxy mailing agent, Broadridge Financial Solutions, Inc., and the tallies are forwarded to the proxy committee. Any votes cast in person at the Annual Meeting will be counted by the appointed inspectors of election.

How many votes do I have?

You have one vote for each share of Common Stock you owned as of the record date. This number does not change in the event you buy or sell shares after the record date.

What if I vote “Withhold”?

With regard to the election of directors, votes may be cast in favor of or withheld from each nominee; votes that are withheld will be excluded entirely from the vote, but they will be counted for purposes of a quorum.

What if I do not vote?

Under the rules of the New York Stock Exchange (“NYSE”), brokers who hold shares in street name have the authority to vote on certain routine items, even when they have not received instructions from beneficial owners. Brokers that do not receive instructions are entitled to vote on the non-contested election of directors and ratification of auditors. Brokers are not entitled to vote on the approval of any equity compensation plan unless they receive specific instructions from beneficial owners. Under applicable Delaware law, a broker non-

vote will be counted as present for purposes of determining the existence of a quorum, but will have no effect on the outcome of the proposals.

Can I change my vote?

A proxy that is properly submitted by a record holder may be properly revoked at any time before it is voted. Proxies may be revoked by (i) delivering to the Secretary of the Company at or before the Annual Meeting a written notice of revocation bearing a later date than the proxy, (ii) duly executing a subsequent proxy relating to the same shares of Common Stock and delivering it to the Secretary of the Company at or before the Annual Meeting, or (iii) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute revocation of a proxy).

If you are a beneficial owner, you can only change your vote in accordance with your broker’s procedures, if any.

What vote is required?

In order to have a quorum to transact business at the 2008 Annual Meeting, the holders of a majority of the shares entitled to vote must be represented at the meeting, either in person or by proxy.

For the election of directors, nominees receiving the highest number of votes in favor of their election are elected. Since there are only four nominees for the four openings, each nominee will be elected if he receives a plurality of the votes present at the Annual Meeting, either in person or by proxy.

For all other voting matters, the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote thereon is necessary to approve the matter.

Who pays the expenses of solicitation?

The Company will pay all expenses of this solicitation, including printing, mailing and counting of votes.

SECURITY OWNERSHIP

SECURITIES OWNED BY DIRECTORS, NOMINEES AND NAMED EXECUTIVE OFFICERS

The following table sets forth certain information as of June 2, 2008, with respect to beneficial ownership of the Corporation’s common stock by each director, nominee for director and named executive officer and by all named executive officers and directors as a group, including any options to acquire such common stock exercisable within 60 days after June 2, 2008.

	Amount and nature of
Name and Address of Beneficial Owner(1)	beneficial ownership(2)		Percentage of class

William L. Ballhaus	—		—
Michael J. Bayer(5)	—		—
Richard E. Hawley(5)	3,000		*
Herbert J. Lanese(5)	10,000		*
Barry R. McCaffrey(5)	—		—
Robert B. McKeon(3)	32,255,300	(4)	56.6%
Ramzi M. Musallam(3)	—		—
Joseph W. Prueher(5)	3,000		*
Charles S. Ream(5)	4,000		*
Mark H. Ronald(5)	—		—
Robert B. Rosenkranz(5)	600		*
Curtis L. Schehr(5)	—		—
Peter J. Schoomaker	—		—
Leighton W. Smith, Jr.(5)	1,000		*
Michael J. Thorne(5)	2,000		*
William G. Tobin(5)	1,000		*
Anthony C. Zinni(5)	—		—
All Named Executive Officers and Directors as a Group (17 Persons)	32,279,900		56.6%

*	Reflects less than 1% ownership interest.

(1)	Except as otherwise indicated, the address for each of the beneficial owners is 3190 Fairview Park Drive, Suite 700, Falls Church, VA 22042.

(2)	Except as otherwise indicated, all shares are owned directly.

(3)	The address for the beneficial owner is 590 Madison Avenue, 41st floor, New York, NY 10022.

(4)	32,000,000 issued and outstanding shares of Class A common stock are held by DIV Holding LLC (“DIV”), a Delaware limited liability company and an affiliate of Veritas Capital Fund II, L.P. The Veritas Capital Fund II, L.P., a Delaware limited partnership of which Veritas Capital Management II, L.L.C. is the general partner, is the manager of DIV and has the right to direct the voting of the shares owned by DIV. Mr. McKeon, Chairman of our Board, is the managing member of Veritas Capital Management II, L.L.C., and as such may be deemed a beneficial owner of the shares owned beneficially by Veritas Capital Management II, L.L.C. or voted under the direction of Veritas Capital Management II, L.L.C. Mr. McKeon disclaims this beneficial ownership, except to the extent of his pecuniary interest in The Veritas Capital Fund II, L.P. and DIV. The remaining 255,300 shares are owned directly by Mr. McKeon.

(5)	Each of Messrs. Bayer, Hawley, Lanese, McCaffrey, Prueher, Ream, Ronald, Rosenkranz, Schehr, Smith, Thorne, Tobin and Zinni own beneficial interests in the Company through their ownership of Class B membership interests in DIV (the “Class B Interests”). Each owns less than 1.0% Class B

Interests in DIV, and accordingly each has a beneficial interest in less than 1.0% equivalents of the outstanding shares of DynCorp International Inc.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires that our officers and directors and persons who own more than 10% of our equity file reports of ownership and changes in ownership with the SEC. Executive officers, directors and greater-than-10%-stockholders are required to furnish the Company with copies of all Forms 3, 4 and 5 that they file. Based solely on our review of copies of forms we have received or written representations from reporting persons, we believe that all ownership filing requirements were timely met during the fiscal, with the exception of the Form 4 filed for the 15,000 restricted stock units (“RSUs”) granted to General Anthony C. Zinni on December 3, 2007, which was filed on May 15, 2008.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information, as of June 2, 2008, regarding each person known to be a beneficial owner of more than 5% of our common stock. For purposes of this table, beneficial ownership of securities generally means the power to vote or dispose of securities, regardless of any economic interest in the securities. All information shown is based on information reported on Schedules 13D and 13G and Forms 13F filed with the SEC on the dates indicated in the footnotes to this table.

	Amount of
	beneficial
Name and Address of Beneficial Owner	ownership(1)	Percent of class

DIV Holding LLC, c/o Veritas Capital Management, 590 Madison Avenue, 41st floor, New York, NY 10022(2)	32,000,000	56.1%
Robert B. McKeon, c/o Veritas Capital Management, 590 Madison Avenue, 41st floor, New York, NY 10022(3)	32,255,300	56.6%
Iridian Asset Management LLC, 276 Post Road West. Westport, CT 06880(4)	6,970,215	12.2%

(1)	Ownership is direct except as otherwise indicated.

(2)	32,000,000 issued and outstanding shares of common stock are held by DIV, an affiliate of Veritas. The Veritas Capital Fund II, L.P., a Delaware limited partnership of which Veritas Capital Management II, L.L.C. is the general partner, is the manager of DIV and has the right to direct the voting of the shares owned by DIV. Mr. McKeon, Chairman of our Board, is the managing member of Veritas Capital Management II, L.L.C., and as such may be deemed a beneficial owner of the shares owned beneficially by Veritas Capital Management II, L.L.C. or voted under the direction of Veritas Capital Management II, L.L.C. Mr. McKeon disclaims this beneficial ownership, except to the extent of his pecuniary interest in The Veritas Capital Fund II, L.P. and DIV. Mr. McKeon filed Schedule 14D with the SEC on May 15, 2006.

(3)	Mr. McKeon also owns 255,300 shares of common stock individually. For purposes of this table, those shares and the shares owned by DIV are aggregated to a single beneficial owner. Mr. McKeon disclaims beneficial ownership of the shares held by DIV, except to the extent of his pecuniary interest in The Veritas Capital Fund II, L.P. and DIV.

(4)	On February 4, 2008, Iridian Asset Management LLC, an investment advisor firm, filed Amendment #1 to Schedule 13G with the SEC, reporting that it and its affiliates owned 5,841,391 shares of our common stock. The affiliates, who share voting and dispositive power, are: The Governor and Company of the Bank of Ireland and BIAM Holdings, whose address is Head Office, Lower Baggot Street, Dublin 2, Ireland, and BancIreland (US) Holdings, Inc. and BIAM (US) Inc., whose address is Liberty Park, #15, 282 Route 101, Amherst, NH 03110. The latest known Form 13F filed by Iridian Asset Management LLC, as of March 31, 2008, indicates that it currently holds 6,970,215 shares. Share ownership information contained herein concerning Iridian Asset Management LLC is based solely on public filings made by it.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

DynCorp International is committed to maintaining and practicing the highest standards of ethics and corporate governance. The Board has adopted Corporate Governance Guidelines that provide a flexible framework within which the Board and its committees oversee the governance of the Company. These guidelines are available on our website, http://dyncorpinternational.com/, under the heading “Investor Relations – Corporate Governance”.

Meetings of the Board

Our Board has an active role in overseeing management and representing the interests of stockholders. Directors are expected to attend all Board meetings and meetings of committees on which they serve. Our directors are also consulted for advice and counsel between formal meetings.

During the fiscal year ended March 28, 2008, the Board met four times. All the directors attended at least 75% of the aggregate meetings of the Board and the committees to which they were assigned.

All directors are expected to attend annual meetings of stockholders, and all directors are expected to attend our annual meeting this year.

Code of Ethics and Business Conduct

DynCorp International and its predecessors have had a robust ethics program for more than 20 years. Our Code of Ethics and Business Conduct, which applies to our directors, officers and employees, including our principal executive officer, principal finance officer and principal accounting officer, is delivered to all employees at the time of hire and periodically thereafter, is the subject of mandatory training programs and is posted on our website, http://dyncorpinternational.com/, under the heading “Investor Relations – Corporate Governance”. We intend to post on our website any amendment to, or waiver from, a provision of our Code of Ethics and Business Conduct that applies to any director or executive officer promptly following the date of such amendment or waiver. The Code of Ethics and Business Conduct addresses, among other matters, the obligation of accounting and financial personnel to maintain accurate records of the Company’s operations, comply with laws and report violations.

Transactions with Related Persons

Any material transaction involving our directors, nominees for director, executive officers and their immediate family members (“related persons”) and the Company or an affiliate of the Company is reviewed and approved by the Chief Executive Officer, following consultation with the Chairman of the Board, who determines whether the transaction is in the best interests of the Company. In addition, related-person transactions involving directors and nominees are subsequently reviewed by the Corporate Governance and Nominating Committee in connection with its review of the independence of the directors. The policies and procedures for related-party transactions are not in writing, but the proceedings are documented in the minutes of the Corporate Governance and Nominating Committee meetings.

The following transactions are considered to be related-person transactions under applicable SEC regulations:

Robert B. McKeon, a director, is a partner in and the President of Veritas Capital Management (“Veritas”), a New York-based private equity investment firm, which controls DIV, our majority stockholder. Mr. Musallam is also a partner in Veritas. Under an agreement between us and Veritas, established at the time DynCorp International was acquired by affiliates of Veritas, the Company pays Veritas an annual fee of $300,000 for various management services provided to the Company. The agreement is expected to remain in place so long as Veritas controls a majority of our common stock. The Company also reimbursed Veritas for certain Company-related expenses, including the Company’s initial public offering, legal expenses, travel expenses, meeting facilities and outside consulting services relating to the Company’s business, in the aggregate amount of $229,700 for the fiscal year ended March 28, 2008.

We own a 51% interest in Global Linguist Solutions LLC, a joint venture between us and McNeil Technologies, Inc. McNeil Technologies, Inc. is controlled by Veritas, which controls our majority stockholder.

Anthony C. Zinni served as a director until July 2007, when he resigned to become a full-time employee of the Company. While he was a director, he provided consulting services to the Company regarding commercial contracts and business opportunities in the Middle East, for which he was paid a monthly retainer of $25,000.

Director Independence

A majority of our directors and all the members of our Audit Committee have been determined by the Board to be independent directors under the rules of the NYSE.

The rules of the NYSE provide that a director must have no material relationship, either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company in order to be an “independent director”. The rules of the NYSE further require that all the members of the Audit Committee must be independent. Inasmuch as more than 50% of the voting power of the Company is held by DIV, the Company is a “controlled company” under the NYSE rules. Therefore, under the NYSE rules the Company is not subject to the requirements that a majority of the Board be composed of independent directors or that all the members of the Corporate Governance and Nominating Committee and the Compensation Committee be independent.

The Board, upon recommendation of the Corporate Governance and Nominating Committee and written submissions by the directors, has determined that the following directors and nominees for director do not have any material relationship with the Company other than their roles as directors and therefore are “independent” under the NYSE rules.

Michael J. Bayer
Barry R. McCaffrey
Joseph W. Prueher
Charles S. Ream
Mark H. Ronald
Peter J. Schoomaker
Leighton W. Smith, Jr.
William G. Tobin

Corporate Governance Information

Stockholders may obtain copies of our Corporate Governance Guidelines and Code of Ethics and Business Conduct and the charters of our Audit, Compensation and Corporate Governance and Nominating Committees on our website at http://dyncorpinternational.com/, under the heading “Investor Relations”, or receive printed copies by request to the Corporate Secretary, DynCorp International Inc., 3190 Fairview Park Drive, Suite 700, Falls Church, VA 22042.

Executive Sessions

The non-management directors meet in executive session, without the presence of members of management, at regularly scheduled meetings of the Board. Robert B. McKeon, Chairman of the Board, presides at such meetings. If Mr. McKeon is unable to preside, Joseph W. Prueher, Chairman of the Corporate Governance and Nominating Committee, would preside. If Admiral Prueher is not able to preside, the members of the meeting select a member of the Board to preside.

Stockholder Communications

Stockholders who wish to communicate with the Board, a Board committee or any individual director or directors may do so by sending written communications to the Board, the Board committee or such individual director or directors, c/o the Corporate Secretary, DynCorp International Inc., 3190 Fairview Park Drive, Suite 700, Falls Church, VA 22042. All such communications will be compiled by the Corporate Secretary and forwarded to the member(s) of the Board to whom the communication is directed or, if the communication is not directed to any particular member(s) of the Board, the communication will be forwarded to all members of the Board.

ELECTION OF DIRECTORS
(Proposal 1 on the Proxy Card)

Four Class II directors are slated to be elected at the 2008 Annual Meeting, each to serve for a term of three years. The Board has nominated the following named Class II directors for reelection.

William L. Ballhaus, age 40, has been our President & Chief Executive Officer and a director since May 19, 2008. From March 2007 until May 2008, he was president of the Network Systems business for the Electronics & Integrated Solutions Operating Group of BAE Systems Inc. From 2003 to 2007, he was president of BAE Systems’ National Security Solutions and Mission Solutions businesses. He holds a Bachelor’s degree in mechanical engineering from the University of California at Davis, and Master’s and Doctorate degrees in aeronautics and astronautics from Stanford University, as well as a Master’s degree in business administration from the Anderson Graduate School of Management at UCLA. He serves on the United States Geospatial Intelligence Foundation Board of Directors. He is an Associate Fellow of the American Institute of Aeronautics and Astronautics and a Fellow of the British American Project.

Michael J. Bayer, age 60, has been a director since September 2006 and is a member of our Audit Committee and Corporate Governance and Nominating Committee. Since 2003, he has been a private consultant in the energy and national security sectors and, from 2006 to 2007, the President and Chief Executive Officer of Dumbarton Strategies LLC, an energy and national security consulting firm. He is the Chairman of the U.S. Department of Defense’s Business Board and a member of the Sandia National Laboratory’s National Security Advisory Panel, the U.S. Department of Defense’s Science Board and the Chief of Naval Operations’ Executive Panel. He is a director of Stratos Global Corporation and Willbros Group, Inc.

Charles S. Ream, age 64, has been a director since March 2006 and is the Chairman of our Audit Committee and a member of our Compensation Committee. Mr. Ream served as the Executive Vice President and Chief Financial Officer (“CFO”) of Anteon International Corporation from 2003 to 2006. Mr. Ream also served as Senior Vice President and CFO of Newport News Shipbuilding Inc. from 2000 to 2001. Previously he served as Senior Vice President, Finance of Raytheon Systems Company and Senior Vice President and CFO at Hughes Aircraft Company. He was formerly a partner at Deloitte & Touche LLP. Mr. Ream holds a Master of Accountancy degree from the University of Arizona and is a Certified Public Accountant. He is a director of The Allied Defense Group, Inc., Stanley, Inc. and Vangent, Inc., an affiliate of Veritas.

General Peter J. Schoomaker (USA Ret.), age 62, has been a director since November 2007. He is an individual consultant on defense matters. He served as Chief of Staff of the U.S. Army from 2003 until his second retirement in 2007 and as Commander in Chief, U.S. Special Operations Command from 1997 to 2000, when he retired from the U.S. Army for the first time. He was the president of Quiet Pros, Inc. (defense consulting) from 2000 to 2003. General Schoomaker holds a Bachelor of Science degree in Education from the University of Wyoming and a Master’s degree in Management and Supervision from Central Michigan University. He is a member of the boards of several non-profit and private companies.

Board Recommendation

The Board recommends a vote FOR the election of each of the nominees.

CONTINUING DIRECTORS

The following directors will continue to serve as directors.

Class I Directors – terms ending in 2010

Herbert J. Lanese, age 63, served as our President and Chief Executive Officer, and in the same capacity for our operating company, DynCorp International LLC, from July 2006 to May 2008 and has been a director since March 2006. Mr. Lanese was an independent businessman and private investor for the five years before becoming our President & Chief Executive Officer. He is a former President of McDonnell Douglas Aerospace Company. Mr. Lanese also held positions as Executive Vice President and Chief Financial Officer at McDonnell Douglas Corporation. Prior to joining McDonnell Douglas, he served as Corporate Vice President of Tenneco, Inc., where he was responsible for strategic planning, capital structure, accounting and information systems. Earlier, he held positions as Vice President & CFO of Tenneco Inc.’s Newport News Shipbuilding business and Vice President of Finance of Tenneco Chemicals. He began his career in Engineering and Production Management at General Motors Corporation before becoming Director, U.S. Chemical Operations, at BF Goodrich Company. Mr. Lanese holds a Bachelor’s degree in Business and Mathematics and a Master’s degree in Business Administration from Bowling Green State University.

General Barry R. McCaffrey (USA Ret.), age 65, has been a director since 2005. General McCaffrey was Director, White House Office of National Drug Control Policy, from February 1996 to January 2001, serving as a member of the President’s Cabinet and the National Security Council. During his career in the U.S. Army, he served as Commander in Chief, U.S. Southern Command, from 1994 to 1996. General McCaffrey holds a Bachelor’s degree in General Engineering from the U.S. Military Academy and a Master’s degree in Civil Government from American University. General McCaffrey is the President of BR McCaffrey Associates LLC (a private consulting firm). He is also a member of the boards of several private companies.

Robert B. McKeon, age 53, has been the Chairman of our Board and a director since 2005. Mr. McKeon is the Chairman of our Executive and Compensation Committees and a member of our Corporate Governance and Nominating Committee. Mr. McKeon is the President of Veritas Capital, a New York-based private equity investment firm he founded in 1992. Mr. McKeon is on the Board of Trustees of Fordham University, a member of the Board of Fellows of Trinity College, Hartford, Connecticut, a member of the Council on Foreign Relations and a director of several private companies. Mr. McKeon holds a Bachelor’s degree from Fordham University and a Master’s degree in business administration from Harvard Business School.

Admiral Joseph W. Prueher (USN Ret.), age 65, has been a director since 2005 and is the Chairman of our Corporate Governance and Nominating Committee. Admiral Prueher served as U.S. Ambassador to the People’s Republic of China from November 1999 to May 2001. His diplomatic post followed a 35-year career in the U.S. Navy, where he served as Commander in Chief, U.S. Pacific Command from January 1996 to February 1999. Admiral Prueher holds a Bachelor’s degree in Naval Science from the U.S. Naval Academy and a Master’s degree in International Relations from George Washington University. He is a consulting professor at Stanford and Harvard Universities and a trustee of The Nature Conservancy of Virginia. He is a director of Emerson Electric Co., Fluor Corporation, Merrill Lynch & Co, Inc. and New York Life Insurance Company.

Admiral Leighton W. Smith, Jr. (USN Ret.), age 68, has been a director since 2005 and is a member of our Audit Committee. Admiral Smith was appointed to four-star rank in April 1994, became Commander in Chief, Allied Forces Southern Europe and concurrently assumed the command of the NATO-led Implementation Force in Bosnia in December 1995. Admiral Smith retired from the U.S. Navy after 34 years of service in 1996. Admiral Smith has served as a Senior Fellow at the Center for Naval Analysis and as a Senior Advisor to the Institute for Defense Analysis. Admiral Smith holds a Bachelor’s degree in Naval Science from the U.S. Naval Academy and a Master’s degree in Personnel Counseling from Troy State University. He is a director of Billing Services Group Limited, a U.K.-registered public company, and a member of the boards of several private companies.

Class III Directors – terms ending in 2009

General Richard E. Hawley (USAF Ret.), age 66, has been a director since 2005. Since 1999, General Hawley has been an independent consultant to the U.S. government and various aerospace companies. He retired in July 1999 after a 35-year career in the U.S. Air Force, where he served as Commander, Air Combat Command from 1996 to 1999 and as Commander, Allied Air Forces Central Europe and Commander, U.S. Air Forces Europe from 1995 to 1996. General Hawley holds a Bachelor’s degree from the U.S. Air Force Academy and a Master’s degree in Economics from Georgetown University. He is a director of the Astronautics Corporation of America and McNeil Technologies, Inc., an affiliate of Veritas, and a member of the Board of Advisors of Christopher Newport University’s School of Business.

Ramzi M. Musallam, age 39, has been a director since 2005. He is a member of our Compensation Committee and Executive Committee. Mr. Musallam is a partner at Veritas Capital, with which he has been associated since 1997. He is also a director of several private companies. Mr. Musallam holds a Bachelor’s degree from Colgate University with a double major in Economics and Mathematics and a Master’s degree in Business Administration from the University of Chicago Graduate School of Business.

Mark H. Ronald, age 66, has been a director since January 2007. He is a member of our Corporate Governance and Nominating Committee. He is an independent consultant specializing in management and mergers and acquisitions. He was president and chief executive officer of BAE Systems Inc. from 2000 to 2006 and was chief operating officer and a director of BAE Systems plc from 2002 to 2006. He holds the title of Honorary Commander of the Most Excellent Order of the British Empire (CBE), awarded in recognition of the valuable services he has rendered to furthering transatlantic cooperation in the U.S.-U.K. defense industries. He is a director of Alliant Techsystems Inc. and Cobham plc. He is a member of the U.S. Department of Defense’s Business Board and a trustee of Polytechnic University. He received a Bachelor’s degree in electrical engineering from Bucknell University and a Master’s degree in electrical engineering from Polytechnic University.

William G. Tobin, age 70, has been a director since 2005 and is a member of our Compensation Committee. Mr. Tobin is a consultant. He was a Managing Director and Chairman of the Defense & Aerospace practice of Korn/Ferry International from 1986 until his retirement in 2004. From 1961 to 1981, Mr. Tobin was a military officer serving in a variety of command and staff positions worldwide. Mr. Tobin holds a Bachelor’s degree in Engineering from the U.S. Military Academy and advanced degrees from George Washington University and Long Island University.

COMMITTEES OF THE BOARD OF DIRECTORS

Committees

The Board has established three standing committees: (1) Audit, (2) Corporate Governance and Nominating and (3) Compensation. The Board also has an Executive Committee established pursuant to our bylaws. In addition, special committees may be established under the direction of the Board when necessary to address specific issues

Audit Committee

The Audit Committee oversees our financial reporting process on behalf of the Board. It is directly responsible for the selection, compensation and oversight of the Company’s independent auditors. The functions of the Audit Committee are further described below under the heading “Audit Committee Report” and in the Audit Committee’s charter. The Audit Committee met eight times during the fiscal year ended March 28, 2008. The Audit Committee’s charter is available on our website, http://dyncorpinternational.com/, under the heading “Investor Relations – Corporate Governance”.

Charles A. Ream is the Chairman of the Audit Committee, and Michael J. Bayer and Leighton W. Smith Jr. are the other members. All members of the Audit Committee are independent within the meaning of the listing standards of the NYSE, SEC regulations and our Corporate Governance Guidelines. The Board has determined that Mr. Ream, Chairman of the Audit Committee, is an “audit committee financial expert” as defined by SEC rules.

The rules of the NYSE recognize that the duties of a member of an audit committee are demanding and consume a great deal of time. Accordingly, if a member of an audit committee serves simultaneously on the audit committees of three or more other public companies, the board of each NYSE-listed company must determine that such simultaneous service would not impair the ability of such member to serve effectively on the listed company’s audit committee and must disclose such determination in its proxy statement. Mr. Ream serves currently on the audit committees of three public companies in addition to our Audit Committee, and the Board has determined that his simultaneous service would not impair his ability to serve effectively on the Company’s Audit Committee.

Audit Committee Report

The Company’s management is directly responsible for the financial reporting process and preparation of quarterly and annual consolidated financial statements and for maintaining an adequate system of financial controls over financial reporting. The Audit Committee is responsible for the selection, compensation, retention, oversight and termination of the Company’s independent auditors. The independent auditors are responsible for auditing the annual consolidated financial statements and expressing an opinion to the Board on the conformity of those financial statements with accounting principles generally accepted in the United States of America.

In connection with the March 28, 2008 audited consolidated financial statements, the Audit Committee has:

1.	reviewed and discussed, with management and the independent auditors, the audited consolidated financial statements, including discussions regarding critical accounting policies, other financial and reporting principles and practices appropriate for the Company, the quality of such principles and practices and the reasonableness of significant judgments;

2.	discussed with the independent auditors the items that are required to be discussed under applicable professional auditing standards and regulations, including the quality of the financial statements and the clarity of the related disclosures; and

3.	reviewed and considered the written disclosures in an independence letter from Deloitte & Touche LLP, the Company’s independent auditors, as required by Independence Standards Board Standard No. 1, and has discussed, with such independent auditors, the independent auditors’ independence from the Company and management.

Based on the review and discussions referred to above, the Committee has recommended to the Board that the audited financial statements for fiscal year 2008 be included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 28, 2008. The Board has approved that recommendation.

Submitted on May 27, 2008, by the Audit Committee:

Charles S. Ream, Chairman
Michael J. Bayer
Leighton W. Smith, Jr.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee is responsible for making recommendations to the Board regarding the size of the Board, qualifications of directors, selection of director nominees and director compensation. It assists the Board in fulfilling its role in the corporate governance process, including development of the Corporate Governance Guidelines, and oversees the annual Board and committee self-evaluation processes. The Corporate Governance and Nominating Committee met four times during the fiscal year ended March 28, 2008. The Corporate Governance and Nominating Committee’s charter is available on our website, http://dyncorpinternational.com/, under the heading “Investor Relations – Corporate Governance”.

In considering candidates for nomination, the Corporate Governance and Nominating Committee seeks a diverse group of candidates who possess the background, skills, expertise and time to make a significant contribution to the Company. In particular, the Corporate Governance and Nominating Committee seeks candidates who have an understanding of the areas in which the Company works and its current and potential customers. The Corporate Governance and Nominating Committee considers potential candidates’ educational background, experience, personal and business reputation, independence and freedom from conflicts of interest and ability to act in the interest of stockholders.

The Corporate Governance and Nominating Committee does not assign specific weights to particular criteria, and no particular criteria is a prerequisite for a prospective nominee. The Company believes that the backgrounds and qualifications of its directors should, in the aggregate, provide an enriching mix of experience, knowledge and abilities.

In considering candidates for nomination, the Corporate Governance and Nominating Committee also considers director candidates recommended by stockholders. Our Corporate Governance and Nominating Committee will evaluate all stockholder-recommended candidates on the same basis as any other candidate. Our bylaws provide that nominations for the election of directors may be made by any stockholder by providing notice in writing, delivered to the Secretary in accordance with the provisions of our bylaws. See the section entitled “Stockholders’ Proposals” in this Proxy Statement.

Joseph W. Prueher is the Chairman of our Corporate Governance and Nominating Committee, and the other members are Michael J. Bayer, Robert B. McKeon and Mark H. Ronald.

Executive Committee

The Executive Committee possesses all the powers of the Board not otherwise reserved to the Board by law and acts on behalf of the Board in the interim periods between regular or special meetings of the Board.

Robert B. McKeon is the Chairman of the Executive Committee, and Ramzi M. Musallam is the other member.

Compensation Committee

The Compensation Committee is responsible for making recommendations to the Board concerning the compensation of the Chief Executive Officer (“CEO”) and other executive officers, including the appropriateness of salary, incentive compensation, equity-based compensation plans and other benefit plans. The Compensation Committee evaluates the performance of the CEO and executive officers in setting their compensation levels and considers the Company’s performance and relative stockholder return and competitive market data, as well as other factors deemed appropriate by the Compensation Committee. The Compensation Committee occasionally engages an independent consulting firm to review and evaluate various elements of the CEO’s and other executive officers’ total compensation. During the fiscal years ended March 28, 2008 and March 30, 2007, the Compensation Committee engaged Frederic W. Cook & Co. to review the long-term compensation paid to the Company’s executive officers and to identify competitive levels of compensation and appropriate elements. The Company has also engaged Hewitt Associates LLC to study compensation and benefits throughout the Company, including the compensation and benefits of the executive officers. The Compensation Committee met six times during the fiscal year ended March 28, 2008. The Compensation Committee’s charter is available on our website, http://dyncorpinternational.com/, under the heading “Investor Relations – Corporate Governance”.

Robert B. McKeon is the Chairman of the Compensation Committee, and the other members are Ramzi S. Musallam, Charles S. Ream and William G. Tobin.

Compensation Committee Interlocks and Insider Participation

During the fiscal year ended March 28, 2008, our Compensation Committee consisted of Robert B. McKeon, Ramzi S. Musallam, Charles S. Ream and William G. Tobin, none of whom was at any time during such fiscal year or at any other time, an officer or employee of us or any of our subsidiaries. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board or Compensation Committee.

Messrs. McKeon and Musallam are partners in Veritas. Pursuant to a Management Fee Agreement, the Company pays Veritas an annual fee of $300,000 for various management services relating to the company. The Company reimburses Veritas for certain Company-related expenses, including the Company’s initial public offering, legal expenses, travel expenses, meeting facilities and outside consulting services relating to the Company’s business. The Company reimbursed Veritas an aggregate amount of $229,700 for the fiscal year ended March 28, 2008.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this Proxy Statement. Based on such review and discussions, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted on May 21, 2008, by the Compensation Committee:

Robert B. McKeon, Chairman
Ramzi S. Musallam
Charles S. Ream
William G. Tobin

COMPENSATION DISCUSSION AND ANALYSIS

Overview

The Compensation Discussion and Analysis is intended to inform our stockholders of the policies and objectives underlying the compensation programs for our executive officers. Accordingly, we address and analyze each element of the compensation program. Following this section is a series of tables containing specific information about the compensation awarded to, earned by or paid to our Named Executive Officers (“NEOs”). The NEOs are:

Herbert J. Lanese, former President & Chief Executive Officer;
Anthony C. Zinni, Executive Vice President;
Robert B. Rosenkranz, President of our operating company’s Government Services division;
Curtis L. Schehr, Senior Vice President, General Counsel & Secretary; and
Michael J. Thorne, Senior Vice President, Chief Financial Officer & Treasurer.

Executive Compensation Oversight

Our executive compensation program is administered by the Compensation Committee of our Board. As reflected in its charter, the Compensation Committee is charged with reviewing and approving goals and objectives relevant to the performance of the NEOs. In addition, no less than annually, the Compensation Committee will appraise the performance of the NEOs in light of these goals and objectives and set compensation levels based on this evaluation. In setting the NEOs’ compensation, the Compensation Committee considers our performance and relative stockholder return, the compensation of executive officers at comparable companies and other factors deemed appropriate.

From time to time, the Compensation Committee engages an independent consulting firm to review and evaluate various elements of the NEOs’ total compensation program. During the fiscal year ended March 28, 2008, the Compensation Committee engaged Frederic W. Cook & Co. to review the long-term compensation paid to our executive officers and to identify competitive levels of compensation and appropriate compensation elements. We have also engaged Hewitt Associates LLC to study compensation and benefits throughout the Company, including the compensation and benefits of the NEOs.

Data to determine the competitive positioning of our senior executives was obtained from the proxy statements of a custom peer group. The peer group was developed by the compensation consultants with input from our management, with ultimate approval by the Compensation Committee. The public comparator companies utilized in the peer group selection were of similar size and engaged in similar lines of business. In order to assemble a sufficient number of comparators, companies from similar, though not exact, industries were included. The companies comprising our compensation peer groups are:

•	Alliant Techsystems Inc.
•	Armor Holdings, Inc.
•	CACI International Inc.
•	DRS Technologies, Inc.
•	Hexcel Corporation
•	ITT Corporation
•	L-3 Communications Holdings, Inc.
•	Rockwell Collins, Inc.
•	SAIC, Inc.
•	Teledyne Technologies Incorporated

When deliberating on executive compensation levels, the Compensation Committee gave consideration to the competitive market data obtained from the compensation consultants, the performance and tenure of the individual executive and the relative importance of the executive’s role within the Company.

Executive Compensation Philosophy

The Compensation Committee believes that compensation paid to executive officers should assist us in attracting, motivating and retaining superior talent. Our compensation programs are intended to motivate the NEOs to achieve our business objectives and to align their financial interests with those of our stockholders. Based on this philosophy, the compensation of our NEOs includes a combination of salary, cash bonuses, long-term equity-based awards and other employment benefits. Salary and cash bonuses are utilized so that management focuses on short-term goals. Additionally, long-term equity-based compensation is used so that management focuses on long-term goals and performance.

As discussed above, we retained the services of professional compensation consultants who were assigned responsibility for conducting a competitive review of our executive compensation program. In this competitive review, the existing executive compensation program was reviewed relative to market practices. Findings were subsequently reported in the form of a survey analysis which summarized competitive total compensation, which was based on the following sub-elements: base annual salary, target annual incentive, target total cash compensation (the sum of base salary and target annual incentive), grant date present value of long-term incentives, and total direct compensation (the sum of total cash compensation plus the grant date present value of long-term incentives).

Our compensation philosophy is to provide pay opportunities that are slightly above the median results of the market analysis and a compensation program which provides us with the ability to attract and retain a quality executive team focused on maximizing shareholder value. In determining the adequacy of the executive compensation package, consideration is given to total cash compensation and total direct compensation compared to the median results of the market analysis. When deliberating executive compensation levels, the Compensation Committee gave consideration to both the total cash compensation and total direct compensation market analysis findings and gave consideration to the performance and tenure of the individual executive and the relative importance of the executive’s role within the Company.

The policies applicable to the compensation of the individual NEOs, except for Mr. Lanese and Gen. Zinni, do not differ. Differences in compensation are driven either by scope of the NEO’s services or by contractual terms applicable for the NEO’s first year of service. For example, Mr. Lanese’s bonus for fiscal year 2007 was a contractually stated amount, as fiscal year 2007 was his first year of service as an employee and was reasonably consistent with what his bonus would have been if based on a percentage formula like our other NEOs. For fiscal year 2008, Gen. Zinni also received an agreed upon amount which was equal to 100% of his salary. Fixed bonus amounts during the first year of service are not uncommon and are an attempt to provide appropriate compensation levels to new executives during their initial year of service. As a specific example, Mr. Lanese’s fiscal 2008 year bonus was based on 125% of his applicable base salary, which is consistent with our philosophy, as he was no longer a new employee for the 2008 fiscal year.

Our philosophy regarding equity compensation of the individual NEOs does not differ and is used so that management focuses on long-terms goals for the Company. As further described below in the Long-Term Incentive Compensation Plan and Other Equity-Based Awards sections, our equity compensation is based on two different types of awards, plan-based awards and Class B Interests. All of our NEOs have been granted Class B Interests, as further described in the Other Equity-Based Awards sections. General Zinni is our only NEO to receive plan-based awards to date. The basis for this difference is due to the level of Class B Interests received by General Zinni as compared to the other NEOs. General Zinni had originally received Class B Interests because of his service as a director on our Board, however the level of Class B Interests was not comparable to the level of Class B Interests received by our other NEOs as employees. To supplement the equity compensation received by General Zinni, we issued RSUs to align his total equity compensation with that of our other NEOs. No RSUs have been granted to our other NEOs, as their equity compensation levels from their Class B Interests were at a sufficient level based on our compensation philosophy.

With regards to total compensation, our philosophy is consistent with general market practice which compensates individuals based on factors such as experience, duties and position within the organization. The disparity in Mr. Lanese’s compensation as compared to that of the other NEOs existed because of his years of experience, the scope of his duties and the fact that in the general marketplace chief executive officers are compensated at a higher rate than are other executive officers.

We have employment agreements with certain of our NEOs and other executive officers which provide for termination payments. These employment agreements are discussed further below, under the heading “Employment Agreements”.

Elements of our Executive Compensation Program

The primary elements of our executive compensation, including compensation of the NEOs, for the fiscal years ended March 28, 2008 and March 30, 2007 were:

•	base salary;
•	an annual incentive bonus, paid in cash;
•	a long-term incentive compensation plan;
•	long-term equity-based awards from our controlling stockholder;
•	a tax-qualified savings plan with matching company contributions; and
•	perquisites and other personal benefits.

In evaluating overall compensation, we initially consider each element independently of the others. An overall assessment is made on the aggregate compensation to determine if overall compensation is consistent with our philosophy. Further specifics with regards to each element of compensation are discussed in the sections below.

Base Salary

Salary levels are typically considered annually as part of our performance review process as well as upon a promotion or other change in job responsibility. Competitive and performance data are reviewed by the Compensation Committee in order to make compensation decisions that will maintain a competitive level of remuneration for each executive officer but not place them outside a reasonable range of compensation for comparable positions in the defense services industry. Salaries are set based on a review of competitive market data, consideration of individual performance, compensation relative to other executive officers and the importance to stockholders of the individual’s continued service. While market data is compared against external factors, individual performance is assessed through our annual employee evaluation process which compares performance against specific job duties based on their positions within the Company. Salaries earned by the NEOs during fiscal year 2008 are reflected in column (c) of the Summary Compensation Table below.

Incentive Bonus Compensation

We have established an Amended and Restated Executive Incentive Plan (“EIP”) in which our NEOs and other senior executives are eligible to participate. The purpose of the EIP is to provide additional compensation to eligible participants for their contribution to the achievement of our objectives, to encourage and stimulate superior performance and to assist in attracting and retaining highly qualified executives. Under the EIP, and consistent with our employment agreements with the NEOs, target bonus amounts for the fiscal years ended March 28, 2008 and March 30, 2007 were based on a percentage of base salary varying by the NEO level and overall job responsibilities or, in the case of General Zinni, the amount of $500,000. This method of assigning actual awards is consistent with our compensation philosophy and is based on market data we use from our compensation consultants as discussed in more detail within the “Executive Compensation Philosophy” section above.

Specific target bonus percentages are set forth in the following table.

Covered NEO	Fiscal year	Base salary	Target bonus percentage		Target bonus amount

Mr. Lanese	2008	$850,000	125%		$1,062,500
	2007	$800,000	N/A	(1)	$1,000,000
General Zinni	2008	$500,000	N/A	(2)	$500,000
Mr. Schehr	2008	$355,000	50%		$177,500
Mr. Rosenkranz	2008	$408,000	60%		$244,800
	2007	$370,000	50%		$185,000
Mr. Thorne	2008	$380,000	60%		$228,000
	2007	$362,000	60%		$217,200

(1)	Mr. Lanese’s bonus for FY 2007 was a fixed amount of $1,000,000.

(2)	General Zinni’s bonus for FY 2008 was a fixed amount of $500,000.

Bonuses are paid under the EIP based on the attainment of certain financial and non-financial performance criteria that were approved by the Compensation Committee.

For the fiscal years ended March 28, 2008 and March 30, 2007, the financial performance criteria for our NEOs related to days sales outstanding (“DSO”). We rewarded effective management of DSO as part of our bonus criteria because of its impact on cash flow. We established earnings before interest, tax, depreciation and amortization (“EBITDA”) as a key financial measure to assess our operating performance in fiscal year 2008 and utilized Adjusted EBITDA, which adjusted for unusual non-recurring items such as severance and IPO bonuses in fiscal year 2007, because these metrics exclude items that have been deemed by management to have little or no bearing on our day-to-day operating performance and is therefore helpful in highlighting trends in our overall business. Our determination to utilize EBITDA in fiscal year 2008 as opposed to Adjusted EBITDA was based on our expectation that significant, unusual one-time items would not occur during the 2008 fiscal year. For the fiscal year ended March 28, 2008, we also established revenues as a key measure, as it measures gross sales to our customers and is consistent with our long-term strategic plan.

Bonuses earned by the NEOs under the EIP or otherwise for performance during fiscal years 2008 and 2007 are reflected in column (g) of the Summary Compensation Table below.

On May 31, 2007, the Board authorized the Compensation Committee to adopt the EIP. On June 11, 2007, the Compensation Committee adopted the EIP described further above under the heading “Incentive Bonus Compensation”, which was approved by our stockholders on August 8, 2007. The principal differences from the prior executive incentive plan are as follows:

•	an increased number of available financial performance criteria have been established;
•	the maximum target award has been increased from 100% of annual base salary to 200% of annual base salary, but not to exceed $2,000,000;

•	the Compensation Committee has discretionary authority to reduce, but not increase an individual award as to a “covered employee” within the meaning of Section 162(m) (“Section 162m”) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), as discussed below; and
•	the EIP is designed to meet the requirements of Code Section 162(m).

Bonuses are paid under the EIP based on the attainment of certain financial criteria that are approved by the Compensation Committee. For the fiscal years ended March 28, 2008 and March 30, 2007, our Company’s financial performance criteria, as outlined in the table below, represented 70% of an individual’s target incentive compensation. The remaining 30% of an individual’s target incentive compensation was based upon achievement of personal goals tied to their positions within the Company, which are established during our yearly performance evaluation process. The EIP provides that the target award percentages, performance criteria and performance targets will be established annually during the first 90 days of the plan year.

Our consolidated financial performance targets and actual results for the fiscal years ended March 28, 2008 and March 30, 2007 were as follows:

		Performance	Weighting of	Actual Results
	Performance	Targets for Fiscal	Performance	(for the Fiscal
Fiscal Year Ended	Metric	Year	Metrics	Year)

March 28, 2008	EBITDA	$205 million	50%	$175 million
	Revenues	$2.400 billion	25%	2.140 billion
	DSO	74 days	25%	79 days
March 30, 2007	Adjusted EBITDA	$170 million	75%	$174 million
	DSO	77 days	25%	75 days

Actual compensation under the EIP may differ from targeted compensation based on the achievement of Company and personal results or through discretionary action by our Compensation Committee. Results are applied consistently for all NEOs, with the exception of General Zinni whose payout was contractually determined for fiscal year 2008.

Long-Term Incentive Compensation Plan

On May 31, 2007, the Board authorized the Compensation Committee to adopt the DynCorp International 2007 Omnibus Incentive Plan (“OIP”). On June 11, 2007, the Compensation Committee adopted the OIP, which was approved by our stockholders on August 8, 2007. We had not previously adopted a long-term incentive compensation plan. The principal features of the OIP are as follows:

•	equity-based and cash-based awards;
•	executives, other employees and directors are eligible;
•	stock options will have a maximum 10-year term, will be priced at 100% of fair market value on date of grant and may not be re-priced without stockholder consent;
•	stock appreciation rights will have a base price at 100% of fair market value of common stock on the grant date, may not be re-priced without stockholder consent and will result in a cash payment equal to the excess of the market price of our common stock on the exercise date over the base price;
•	performance awards will be cash payments or equity grants based on company performance metrics over a pre-established period;
•	restricted stock grants may be in the form of actual shares or share units;
•	other share-based awards primarily apply to grants of deferred stock for director compensation;
•	there are maximum individual award limits; and
•	awards may vest in the event of a change in control.

Restricted Stock Units

The OIP provides for the grant of RSUs. In December 2007, the Compensation Committee approved the grant of RSUs to certain of our key employees (“Participants”), including General Zinni. For a discussion of the rationale for the award to General Zinni, see “Executive Compensation Philosophy” above. No RSU grants were made to the other NEOs during the fiscal year ended March 28, 2008. The grants were made pursuant to the terms and conditions of the OIP and are subject to award agreements between the Company and each Participant. Participants vest in RSUs ratably over the corresponding service term, generally one to three years. The RSUs have assigned value equivalent to our common stock and may be settled in cash or shares of our common stock at the discretion of the Compensation Committee. Compensation related to RSUs is reflected in column (e) of the Summary Compensation Table below.

Other Equity-Based Awards

Each of the NEOs has been granted Class B Interests. Under the terms of the operating agreement of DIV, holders of Class B Interests are entitled to receive proportional shares of distributions made by DIV, provided that the holders of Class A membership interests in DIV have received an 8% per annum internal rate of return on their invested capital. The Class B Interests are subject to either five-year or four-year vesting schedules, with any unvested interests reverting to the holders of Class A membership interests in the event the Class B Interests are forfeited or repurchased. Class B Interests are granted with no exercise price or expiration date.

The NEOs were granted the Class B Interests by the manager of DIV. Mr. Lanese’s Class B Interests were limited to the unvested portion of the Company’s former CEO’s Class B Interests at the date of his termination, of which the common stock equivalent of the unvested portion was 392,960 shares. The Class B Interests awarded to the NEOs during fiscal year 2007, including Mr. Lanese, were intended to provide a long-term incentive for the performance of their duties as senior management of the Company. The Class B Interests have no dilutive effect on our common stock. In addition, payments made upon vesting and liquidation will be funded by DIV and will not affect our available working capital. Because these Class B Interests are accounted for as compensation in our consolidated financial statements, they are considered by our Compensation Committee when considering grants of equity-based awards under the OIP.

During the fiscal year ended March 28, 2008, General Zinni was the only NEO to receive an award of Class B Interests. As part of General Zinni’s transition from a director on our Board to an employee, which occurred during fiscal year 2008, the Class B Interest awards General Zinni had previously received as a director technically forfeited. In order to correct this forfeiture, DIV re-granted Class B Interests to General Zinni with terms that in substance were designed as if no forfeiture of the Class B Interests had occurred. This new award qualified as a modification under accounting principles generally accepted in the United States of America. No other NEO received any Class B Interest grants during fiscal year 2008. Aggregate Class B Interests awarded to the NEOs are reflected below under the heading “Other Equity-Based Awards”.

Savings Plan

Each of the NEOs is eligible to participate in our tax-qualified 401(k) plan on the same basis as all other eligible employees. We provide a company matching contribution under the 401(k) plan on a non-discriminatory basis. The matching contributions paid by us on behalf of the NEOs are reflected in column (i) of the Summary Compensation Table. Details of the plan are discussed in Note 6 to our audited financial statements for the fiscal year ended March 28, 2008, included in our Annual Report on Form 10-K filed with the SEC on June 10, 2008.

Discretionary Cash Bonuses

The Board may award discretionary cash bonuses from time to time. In recognition of efforts required to successfully complete our initial public offering of common stock in May 2006, cash bonuses were paid to certain NEOs during fiscal year 2007 and are reflected in column (d) of the Summary Compensation Table below.

Perquisites and Other Personal Benefits

We maintain medical and dental insurance, accidental death insurance and disability insurance programs for our employees, as well as customary vacation and other similar policies. The NEOs are eligible to participate in these programs on the same basis as our other U.S.-based salaried employees.

The Compensation Committee adopted an Executive Benefits Plan for designated executives effective January 1, 2008, including the NEOs, under which they will be reimbursed up to $15,000 per year in the aggregate for annual physical examinations not covered by group health plans, personal income tax services and estate planning services. Payments under the Executive Benefits Plan will be grossed up to compensate for income taxes on the payments. For the fiscal year ended March 28, 2008, no payments were made to the NEOs under this Plan.

Messrs. Lanese, Rosenkranz and Zinni were also provided with a special travel accident policy in the benefit payout amounts of $10,800,000, $3,240,000 and $6,000,000, respectively. The NEO’s respective shares of the premium for such insurance are reflected in column (i) of the Summary Compensation Table below.

We formerly provided certain of the NEOs with an automobile allowance, which was terminated in February 2007 and is reflected in column (i) of the Summary Compensation Table below.

The cost we incurred in providing term life insurance benefits to each of our NEOs is reflected in column (i) of the Summary Compensation Table below.

Tax Implications of Executive Compensation

As part of its role, the Compensation Committee reviews and considers the deductibility of executive compensation under Code Section 162(m), which limits the deduction for a publicly held corporation for otherwise deductible compensation to any “covered employee” to $1,000,000 per year. A covered employee includes the CEO and the four highest-compensated employees as of the close of the taxable year (other than the CEO) whose compensation is required to be disclosed to the stockholders in this proxy statement. The compensation limitation does not apply to privately held companies. If a company becomes publicly held in connection with an initial public offering and has a compensation plan or plans that were adopted when the company was privately held, and the terms of such plans were adequately disclosed in the company’s offering prospectus, then such company is considered in “transition”, and, so long as the plans are not materially modified during the transition period, any payments made under the terms of such plans are excluded from the $1,000,000 limit. Generally, the transition period extends to the first regularly scheduled meeting of the shareholders that occurs after the close of the third calendar year following the calendar year in which the company becomes publicly held. Any grants made prior to the end of the transition period are exempt from the Code Section 162(m) compensation limit. If a covered employee receives compensation pursuant to an agreement made subsequent to the adoption of the plans that either accelerates the timing of or increases the amount of compensation otherwise payable under the terms of the previously adopted plans, then a “material modification” is deemed to have occurred, and any compensation paid pursuant thereto is not exempt from the $1,000,000 limit. We became publicly held in May 2006. In addition, if a company adopts a compensation plan or plans after it becomes public and such plan or plans meet all the requirements of Performance Based Compensation as set forth in Code Section 162(m)(C) (“Performance Based Compensation”) and the regulations adopted thereunder, then such compensation is also exempt from the $1,000,000 limit. We adopted the EIP in fiscal year 2008, and it was approved by our shareholders at the August 8, 2007 annual meeting. We believe the bonus grants issued under the EIP qualify as Performance Based Compensation. We also adopted the OIP in fiscal year 2008, which was approved by the shareholders at the August 8, 2007 annual meeting and from which a grant of RSUs have been made to one of the covered employees. The grants of the RSUs do not qualify as Performance Based Compensation. We believe, therefore, that all compensation paid to our executives other than Messrs. Lanese and Schehr, with the exception of the one grant of RSUs to General Zinni, is exempt from the Code Section 162(m) limitation, because it was paid either pursuant to compensation plans that were adopted at a time when we were privately held or qualifies as Performance Based Compensation. We believe that a portion of the compensation payable to Messrs. Lanese and Schehr with respect to their Class B Interests is not exempt, since the terms of their employment agreements constitute a material modification to those grants. Therefore, for fiscal year 2008, Mr. Lanese will receive compensation that is in excess of the Code Section 162(m) limit. In addition, General Zinni and Mr. Schehr may have compensation in fiscal year 2008 that exceeds the Code Section 162(m) limit due to the grant of RSUs or a material modification to their Class B Interests grants. The Compensation Committee may approve compensation that will be in excess of the Code Section 162(m) limitation, in order to ensure competitive levels of total compensation for our executive officers.

Accounting Implications of Executive Equity-Based Compensation

During the fiscal year ended March 28, 2008 or during prior periods, certain members of our management and outside directors were granted Class B Interests in an affiliate, DIV. DIV conducts no operations and was established for the primary purpose of holding our equity.

We have retained an independent party, Value Incorporated, to conduct a fair-value analysis of the Class B Interests granted to management and outside directors. Based on this analysis, the aggregate grant-date fair value, as of March 28, 2008, of the Class B Interests granted to members of management and outside directors from November 25, 2005 through March 28, 2008, net of forfeitures, has been determined to be $13,248,543. In accordance with SFAS No. 123(R), we recorded compensation expense based on the grant-date fair value and commensurate with our graded vesting schedules.

General Zinni also received a grant of RSUs. RSU grants are valued equal to the closing price of our Common Stock on the date of the grant.

OUR EXECUTIVE OFFICERS

The following persons are currently executive officers of the Company.

William L. Ballhaus, age 40, has been our President & Chief Executive Officer and a director since May 19, 2008. From March 2007 until May 2008, he was president of the Network Systems business for the Electronics & Integrated Solutions Operating Group of BAE Systems Inc. From 2003 to 2007, he was president of BAE Systems’ National Security Solutions and Mission Solutions businesses. He holds a Bachelor’s degree in mechanical engineering from the University of California at Davis, and Master’s and Doctorate degrees in aeronautics and astronautics from Stanford University, as well as a Master’s degree in business administration from the Anderson Graduate School of Management at UCLA. He serves on the United States Geospatial Intelligence Foundation Board of Directors. He is an Associate Fellow of the American Institute of Aeronautics and Astronautics and a Fellow of the British American Project.

William D. Cavanaugh, age 54, has served as the Senior Vice President, Business Development of our operating company, DynCorp International LLC, since December 2006. He was Senior Vice President, Business Development of our operating company’s Government Services division from February 2006 until December 2006. He was an independent business consultant during 2003 and from 2004 until 2006. He was the Chief Operating Officer of Kelly, Andersen & Associates (government consulting) from 2003 to 2004 and Vice President, Business Development, Fluor Corporation Federal Services from 1999 to 2002. He holds a Bachelor’s degree in marketing and advanced degrees in business and education.

Natale S. (Chris) DiGesualdo, age 68, is the President of our operating company’s Maintenance & Technical Support Services segment. He is responsible for the operations and financial management for more than 5,000 employees worldwide. Mr. DiGesualdo has more than 45 years of experience applicable to aviation maintenance and maintenance management, of which more than 40 years are with DynCorp International Contract Field Teams operations. He has served in various positions, ranging from Avionics Technician to Supervisor, rising to his current position as President, Maintenance & Technical Support Services. Mr. DiGesualdo attended Wichita State University and earned credit toward a Bachelor’s degree in Business Administration. Mr. DiGesualdo has been employed by DynCorp International and its predecessors since 1961.

Rory H. Fisher, age 57, has served as the President of our operating company’s newly organized Logistics and Construction Management segment since April 2008. He was the Vice President and General Manager of our

Operations, Maintenance and Construction Management (“OM/CM”) business unit from July 2007 to April 2008, Chief of Staff of Global Linguist Solutions LLC from March 2007 to June 2007, and Acting General Manager, OM/CM from November 2006 to March 2007. He was Vice President for Training, Education and Intelligence Programs at KEI Pearson Inc. from 2002 to 2005, where he also served as the Program Manager for the Navy College Program Afloat for College Education, a program providing distance learning to all Navy ships and shore installations worldwide. He is a graduate of the U.S. Naval Academy (Bachelor of Science, Aeronautical Engineering), a graduate of the Naval Postgraduate School (Master of Science, Systems Engineering) and a graduate of the Naval War College. He holds Defense Acquisition Workforce Improvement Act Level 3 Certifications in Program Management, RATE and Systems Engineering from the Defense Systems Management College.

Robert B. Rosenkranz, age 68, is the President of our operating company’s Government Services segment (recently reorganized and renamed our International Security Services segment). The segment provides law enforcement services, counter-narcotics support, contingency and logistic support services, facility operations, infrastructure development and security services. He graduated from the United States Military Academy, holds a Master’s degree from the University of Pennsylvania and retired from the U.S. Army with the rank of major general. He served as Senior Vice President for range and logistics services of the company’s predecessor from 1995 to 2001, as Vice President of business development for MPRI/L-3 from 2001 to 2003, as General Manager of Beamhit for MPRI/L-3 from 2003 to 2004, and as a Vice President of business development for KEI Pearson, Inc. from January to August 2005. Mr. Rosenkranz joined DynCorp International in his current capacity in August 2005.

Curtis L. Schehr, age 49, has served as our Senior Vice President & General Counsel, and in the same capacity for our operating company, since October 2006. He was elected Secretary in May 2007. Prior to joining us, Mr. Schehr was Senior Vice President, General Counsel & Secretary of Anteon International Corporation for approximately ten years. At Anteon, Mr. Schehr was part of the corporate leadership team that spearheaded the company’s growth and acquisition strategy, including an initial public offering in early 2002. From 1991-1996, he was Associate General Counsel of Vitro Corporation. Prior to that, Mr. Schehr was Corporate Legal Counsel at Information Systems and Networks Corporation and served in several legal and contracts positions at Westinghouse Electric Corporation’s defense group. Mr. Schehr holds a J.D. degree, with honors, from the George Washington University Law School and two B.A. degrees from Lehigh University, where he was elected to Phi Beta Kappa.

Michael J. Thorne, age 51, has served as our Senior Vice President, Chief Financial Officer & Treasurer, and as the Senior Vice President and Chief Financial Officer for our operating company, since 2005. Before assuming this position, he was Vice President of Contracts and a director for joint ventures in the United Kingdom, Saudi Arabia and Puerto Rico. Mr. Thorne’s other responsibilities have included financial forecasts, forward pricing rates, incurred cost submissions, disclosure statements, and program/contract pricing. He joined the company in 2001, after 22 years of service with Lockheed Martin in various key financial positions. Mr. Thorne graduated from the University of Georgia with a BBA degree in Finance and subsequently earned his MBA in Finance.

General Anthony C. Zinni (USMC Ret.), age 64, has been the Executive Vice President of our operating company since July 2007. He served as a director from 2005 until he became an employee in 2007. He was the President, International Operations, of M.I.C. Industries, Inc. (a manufacturer of specialty equipment) from March 2006 to July 2007. General. Zinni retired from the U.S. Marine Corps in 2000, after 39 years of service. He served as Commanding General, First Marine Expeditionary Force, from 1994 to 1996, and as Commander in Chief, U.S. Central Command, from 1997 to 2000. He has participated in numerous humanitarian operations and presidential diplomatic missions. In November 2001, he was appointed senior adviser and U.S. envoy to the Middle East by Secretary of State Colin Powell. General Zinni holds a Bachelor’s degree in Economics from Villanova University and Master’s degrees in International Relations from Central Michigan University and in Management and Supervision from Salve Regina University. He is a director of BAE Systems Inc. and MHI Hospitality Corporation.

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

The following table sets forth information regarding compensation for the fiscal years ended March 28, 2008 and March 30, 2007 awarded to, earned by or paid to our NEOs.

					Non-Equity
					Incentive	All
				Stock	Plan	Other
				(Equity)	Compen-	Compen-
Name and Principal	Fiscal	Salary	Bonus	Awards	sation	sation	Total
Position	Year	($)	($)(3)	($)(4)	($)(5)	($)(7)	($)
(a)	(b)	(c)	(d)	(e)	(g)	(i)	(j)
Herbert J. Lanese	2008	834,616	—	8,309	327,300	172,706	1,342,932
President & Chief	2007	553,846	—	851,509	1,000,000	107,636	2,512,991
Executive Officer(1)

Anthony C. Zinni	2008	322,116	24,038	36,428	500,000	64,200	946,782
Executive Vice President(2)(6)

Robert B. Rosenkranz	2008	396,554	—	407,034	75,400	49,545	928,533
President, Government	2007	358,746	25,000	50,447	260,000	55,323	749,516
Services segment

Curtis L. Schehr	2008	350,385	—	317,528	54,700	20,302	742,915
Senior Vice President, General Counsel & Secretary(6)

Michael J. Thorne	2008	374,462	—	151,343	70,200	39,699	635,703
Senior Vice President,	2007	349,942	125,000	151,342	221,340	51,474	899,098
Chief Financial Officer & Treasurer

(1)	Mr. Lanese served as our President & Chief Executive Officer until May 19, 2008. His date of hire was July 17, 2006, and this table only reflects compensation for his services as an officer and employee following such date. His compensation for services as a director prior to that date is reflected in the table below under the heading “DIRECTOR COMPENSATION”.

(2)	General Zinni’s date of hire was July 16, 2007, and this table only reflects compensation for his services as an officer and employee following such date. His compensation for services as a director prior to that date is reflected in the table below under the heading “DIRECTOR COMPENSATION”.

(3)	The amounts reported in column (d) for fiscal year 2008 represent a sign-on bonus associated with General Zinni’s employment contract. The fiscal year 2007 amounts represent the portion of cash bonuses earned during fiscal year 2007 by our NEOs related to our initial public offering of common stock in May 2006.

(4)	The amounts reported in column (e) reflect vesting from equity-based awards which comprise RSUs (General Zinni only) and vesting of Class B Interests. Assumptions used in the calculation of these awards are discussed in Note 11 to our audited financial statements for the fiscal year ended March 28, 2008, included in our Annual Report on Form 10-K filed with the SEC on June 10, 2008. Further information is provided in Restricted Stock Units and Other Equity-Based Awards discussion below under the headings “GRANTS OF PLAN-BASED AWARDS” and “Other Equity-Based Awards”.

(5)	The amounts reported in column (g) represent cash bonuses that were earned in fiscal years 2007 and 2008 pursuant to our EIP, which is discussed above under the heading “Long-Term Incentive Compensation Plan”. Bonuses were paid out on June 11, 2007 and June 10, 2008.

(6)	Prior year information is not included for General Zinni or Mr. Schehr, as they are new NEOs for fiscal year 2008.

(7)	The amount of each component of All Other Compensation reported in column (i) for each NEO is set forth below.

ALL OTHER COMPENSATION

The following table outlines perquisites and personal benefits provided by us in fiscal years 2008 and 2007.

		401(k)			Paid	Cost of	Total
		Matching	Relocation	Car	Time	Insurance	Other
	Fiscal	Contributions	Allowance	Allowance	Off	Policies	Compensation
Name	Year	($)	($)	($)	($)(1)	($)(2)	($)
Mr. Lanese	2008	10,000	45,314	—	—	117,392	172,706
	2007	10,461	—	—	—	97,175	107,636

Gen. Zinni	2008	7,452	—	—	—	56,748	64,200

Mr. Rosenkranz	2008	10,000	—	—	—	39,545	49,545
	2007	9,755		9,554	—	36,014	55,323

Mr. Schehr	2008	10,000	—	—	—	10,302	20,302

Mr. Thorne	2008	10,000	—	—	15,315	14,384	39,699
	2007	11,126		10,615	26,934	2,799	51,474

(1)	Represents compensation paid out during the fiscal year in lieu of unused vacation and personal time.

(2)	Represents the company’s cost of the NEOs health care benefits, the cost of company-paid term-life insurance policies for the NEOs and the NEOs’ share of premiums for special business travel accident policies, including tax gross-up amounts paid to the NEOs, for the benefit of Messrs. Lanese, Zinni and Rosenkranz.

GRANTS OF PLAN-BASED AWARDS

The following table provides information about equity and non-equity awards granted to the NEOs in fiscal 2008. No plan-based equity awards were granted in fiscal 2007. Each award is shown separately for each NEO, with the corresponding vesting schedule for each equity award in the footnotes following this table.

									All other
								All other	option awards:		Grant date
		Estimated future payouts under			Estimated future payouts under			stock awards:	number of	Exercise or	fair value
		non-equity incentive plan awards			equity incentive plan awards			number of	securities	base price	of stock
								shares of	underlying	of option	and option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	stock or units	options	awards	awards
Name	date	($)(1)	($)(1)	($)(1)	($)(3)	($)(3)	($)(3)	(#)	(#)	($/Sh)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Mr. Lanese	6/28/07	329,880	1,062,500	2,125,000	—	—	—	—	—	—	—

Gen. Zinni(2)	12/3/07	—	—	—	317,850	317,850	317,850	15,000	—	—	—
	7/16/07	500,000	500,000	1,000,000	—	—	—	—	—	—	—

Mr. Rosenkranz	6/28/07	76,004	244,800	489,600	—	—	—	—	—	—	—

Mr. Schehr	6/28/07	55,109	177,500	355,000	—	—	—	—	—	—	—

Mr. Thorne	6/28/07	70,788	228,000	456,000	—	—	—	—	—	—	—

(1)	Threshold, target and maximum amounts are calculated based on the weighted average of the respective performance measure as defined by the EIP which is discussed further above under the heading “Incentive Bonus Compensation”.

(2)	As further discussed above under the heading “Executive Compensation Philosophy” General Zinni received a guaranteed 100% payout under the EIP for FY 2008 and was the only NEO granted RSUs in fiscal year 2008.

(3)	Amount represents grant-date fair value of the RSU awards. Our RSUs are accounted for as liability awards in accordance with SFAS 123(R) and are subsequently re-measured at each reporting period.

The following table provides information about the vesting of equity awards granted to the NEOs in fiscal 2008. No plan-based awards were issued in fiscal year 2007 and no option awards have been issued. Each award is shown separately for each NEO, with the corresponding vesting schedule for each equity award in the footnotes following this table.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

	Option awards					Stock awards
Equity incentive
			Equity					plan awards:
			incentive				Market	number of	Equity incentive
			plan awards:			Number of	value of	unearned shares,	plan awards: market
	Number of	Number of	number of			shares or	shares or	units or	or payout value of
	securities	securities	securities			units of	units of	other	unearned shares,
	underlying	underlying	underlying	Option	Option	stock that	stock that	rights that	units or other
	unexercised	unexercised	unexercised	exercise	expiration	have not	have not	have	rights that have
Name	options	options	unearned options	price	date	vested(1)	vested(1)	not vested	not vested
	(#)	(#)
	exercisable	unexercisable	(#)	($)		(#)	(#)	(#)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Mr. Lanese	—	—	—	—	—	—	—	—	—

Gen. Zinni(2)	—	—	—	—	—	15,000	248,400	—	—

Mr. Rosenkranz	—	—	—	—	—	—	—	—	—

Mr. Schehr	—	—	—	—	—	—	—	—	—

Mr. Thorne	—	—	—	—	—	—	—	—	—

(1)	As of March 28, 2008, no plan-based awards had vested. The market value of the unvested plan-based awards was calculated using our closing stock price on March 28, 2008.

(2)	As further discussed above under the heading “Executive Compensation Philosophy”, General Zinni received a guaranteed 100% payout under the EIP plan and was the only NEO granted RSUs in fiscal year 2008. As of March 28, 2008, no vesting had occurred on RSU awards received by General Zinni.

Other Equity-Based Awards

Because the Class B Interests are similar in nature to equity awards under a company plan, we believe it important to advise our stockholders of these Class B Interests. The following table sets forth certain information with respect to Class B Interests that were owned by our NEOs and were outstanding at the end of the fiscal year ended March 28, 2008. Pursuant to the terms of the Operating Agreement governing DIV, if the Company’s shares are publicly traded on or after February 11, 2010, Class B Interests may be redeemed from the holder of the Class B Interests (the “Class B Member”) at the end of any fiscal quarter for the Company’s stock or cash, at the discretion of Veritas, on thirty days’ written notice, upon the later of February 11, 2010 or the date said Class B Member is no longer subject to reduction. Class B Interests remain subject to reduction until the earlier of the Class B Member’s fourth or fifth employment/directorship anniversary, depending upon the individual’s employment agreement, date of termination or a change in control of the Company.

The Class B Interests for fiscal year 2008 is reflected as follows:

						Book
				Class B	Book	Value of
		Class B		Interests	Value of	Unvested
	Class B	Interests	Class B	That Have	Class B	Class B
	Interests	Vested	Interests	Not Vested	Interests That	Interests
	Vested as of	During	Vested as of	as of	Vested in	as of
	March 30,	Fiscal	March 28,	March 28,	Fiscal	March 28,
	2007	Year 2008	2008	2008	Year 2008	2008
Name	(%)(2)	(%)(2)	(%)(2)	(%)(3)	($)(4)	($)(4)
(a)	(b)	(c)	(d)	(e)	(f)	(g)
Mr. Lanese	0.4070	0.0070	0.4140	1.2280	8,309	2,554,527

Gen. Zinni(1)	0.0140	0.0070	0.0210	0.0140	36,428	72,856

Mr. Schehr	0.0000	0.1000	0.1000	0.3000	317,528	952,584

Mr. Rosenkranz	0.0425	0.1300	0.1725	0.4775	407,034	1,577,688

Mr. Thorne	0.2550	0.1275	0.3825	0.2550	151,343	302,685

(1)	During fiscal year 2008, the original Class B Interests received by General Zinni as a director on our Board were forfeited due to a technicality. Subsequently a new grant was received by General Zinni from DIV in order to restore him to his original position prior to the forfeiture. No further modifications were made during the fiscal year, and no other Class B Interests were granted to our NEOs.

(2)	Columns (b), (c) and (d) effectively roll forward the vesting for each of our NEOs. Percentages reflect vested and unvested Class B Interests, as described above under the heading “Other Equity-Based Awards”.

(3)	Percentages in column (e) reflect unvested Class B Interests, as described above under the heading “Other Equity-Based Awards”. Class B Interests vest ratably over the five-year period following the grant except in the case of Mr. Lanese who received an additional four-year-vesting grant in July 2006 associated with his move from our Board to become our CEO and Mr. Schehr who received a four-year grant in 2006 associated with him joining our Company. While Mr. Lanese’s previous grant as a director vests ratably, his additional grant received in July 2006, when he became CEO, vests based on his employment agreement. Mr. Schehr had no previous grants.

(4)	Columns (f) and (g) reflect the book value of the Class B Interests that vested during the fiscal year ended March 28, 2008 or that were unvested as of March 28, 2008. The related market value of the vested and unvested Class B Interests as of March 28, 2008 was $2,141,901 and $5,460,340, respectively, which would represent 129,341 and 329,730 common stock equivalents respectively based on our closing stock price on March 28, 2008. The market value of the Class B Interests was calculated using a market value model that includes the following variables: the Company’s stock price, the number of outstanding common shares, DIV ownership percentage, remaining preference to DIV Class A membership interest holders, and a discount for lack of marketability.

EMPLOYMENT AGREEMENTS

Our operating company has employment agreements with Messrs. Lanese, Zinni, Rosenkranz, Schehr and Thorne. Mr. Lanese’s employment was terminated on May 19, 2008 by us, without Cause. A description of the payments and benefits he will receive in connection with his termination is provided in “Other Potential Post-Employment Payments” below. In addition, on May 19, 2008, our operating company entered into an employment agreement with Mr. William Ballhaus, who succeeded Mr. Lanese, as the Company’s President and Chief Executive Officer.

The initial term of the employment agreements is four years for Messrs. Lanese and Schehr and five years for Messrs. Rosenkranz and Thorne. Following the initial term, each of their employment agreements will automatically renew for additional one-year periods, unless either our operating company or the executive delivers written notice of intent not to renew. General Zinni’s employment agreement provides that his employment with our operating company is “at will”.

The employment agreements established minimum salaries and annual incentive compensation targets for each of the covered NEOs. Applying current salary rates and target bonuses to the employment agreements, the fiscal 2008 base salary and target bonuses are as follows:

Covered NEO	Base salary	Target bonus

Mr. Lanese(1)	$850,000	$1,062,500
Gen. Zinni	$500,000	$500,000
Mr. Rosenkranz	$408,000	$244,000
Mr. Schehr	$355,000	$177,500
Mr. Thorne	$380,000	$228,000

(1)	Mr. Lanese’s employment agreement did not provide for a target bonus opportunity. Instead, it specified that he was eligible to receive incentive compensation up to a maximum of $1,000,000 per year.

Pursuant to Messrs. Lanese, Rosenkranz, Schehr and Thorne’s employment agreements, each executive has agreed that, during the term of the employment agreement and for a period of one year following the termination of the agreement, he will not employ or solicit for employment any current or former employees of our company. Furthermore, these executives may not disclose any confidential information to any person or entity, unless required by law. In addition, under the terms of those employment agreements, our operating company has agreed to indemnify the executives against any claims or liabilities relating to the executives’ services to the operating company, to the extent permitted by applicable law, and to pay for counsel for the executives’ defense.

The NEO’s employment agreements provide for payments in connection with certain terminations of employment. A description of the payments and benefits each executive receives upon termination of employment is provided below in “Other Potential Post-Employment Payments”.

OTHER POTENTIAL POST-EMPLOYMENT PAYMENTS

The following section describes the payments and benefits that would be provided to our NEOs in connection with any termination of employment, including resignation, involuntary termination, death, retirement, disability or a change in control of our operating company, occurring on March 31, 2008. However, the actual amounts that would be paid under each circumstance can only be determined at the actual time of termination of employment. Since Mr. Lanese is no longer employed by our operating company, the description below, as it pertains to him, only describes and quantifies payments and benefits Mr. Lanese will receive in connection with his termination of employment by us without Cause. The assumptions and methodologies that were used to calculate the amounts paid upon a termination of employment are set forth at the end of this section.

Payments Made Upon Involuntary Termination Without Cause or Voluntary Termination For Good Cause

In the event Messrs. Rosenkranz, Schehr and Thorne are terminated by us without Cause or voluntarily terminate their employment for Good Cause, our operating company would provide them with the following payments and benefits:

•	a payment equal to the pro rated portion of such executive’s incentive compensation that would be payable to such executive based on our operating company’s projected performance through the termination date;
•	A payment equal to two times the sum of such executive’s then base salary plus target bonus, payable in two installments during the year following termination;
•	Reimbursement for the cost of continued medical coverage for the same portion of such Executive’s COBRA health insurance premium that the operating company paid during such Executive’s employment, until the earlier of either the last day of such executive’s COBRA health insurance benefits or the date on which the Executive becomes covered under any other group health plan; and

•	The right to exercise any vested stock options or other rights based upon the appreciation in value of our stock (but excluding any rights in Class B Interests).

In the event General Zinni’s employment is terminated by the Company without Cause within one year of his date of hire, the Company will pay him a severance amount equal to the difference between $500,000 and the amount of wages earned by him through the date of his termination of employment.

Payments Made Upon Retirement, Death or Complete Disability

Messrs. Rosenkranz, Schehr and Thorne’s employment agreements provide that, if their employment is terminated by reason of Retirement, death or Complete Disability, they will receive the following payments and benefits:

•	a payment equal to the pro rated portion of such executive’s incentive compensation that would be payable to such executive based on our operating company’s projected performance through the termination date; and
•	The right to exercise any vested stock options or other rights based upon the appreciation in value of our stock (but excluding any rights in Class B Interests).

Pursuant to General Zinni’s employment agreement, General Zinni is not entitled to receive any payments or benefits, other than accrued base salary and unused vacation earned through the date of termination, upon his Retirement, death or Complete Disability.

Payments Made Upon Involuntary Termination for Cause, Voluntary Termination without Good Cause or a Change in Control of our Operating Company

The NEOs are not entitled to any payments or benefits from the operating company (other than accrued but unpaid compensation) in the event of an involuntary termination for Cause, voluntary termination without Good Cause or a change in control of the operating company.

Approximation of Other Potential Post-Employment Payments for Messrs. Rosenkranz, Schehr, Thorne and Zinni

The following section quantifies the potential payments and benefits that would have been paid to Messrs. Rosenkranz, Schehr, Thorne and Zinni upon a termination of their employment occurring on March 31, 2008. If Messrs. Rosenkranz, Schehr, and Thorne were terminated involuntarily without Cause or voluntarily terminated for Good Cause, they would receive cash severance payments equal to $1,305,600, $1,065,000 and $1,216,000, respectively. General Zinni is only entitled to severance payments in the event he is terminated involuntarily without Cause, in which case he would receive cash severance payments equal to approximately $177,884.

The cost to the operating company of reimbursing Messrs. Rosenkranz, Schehr and Thorne for health insurance in the event of an involuntary termination without Cause or voluntary termination for Good Cause is approximately $12,000 to $18,000 per executive.

In the event of Retirement, death, or Complete Disability, Messrs. Rosenkranz, Schehr and Thorne would receive cash severance payments equal to $244,800, $177,500 and $228,000, respectively.

Mr. Lanese’s Post-Employment Payments and Benefits

The following section describes the post-employment payments and benefits provided or to be provided to Mr. Lanese following his termination of employment by us, without Cause, on May 19, 2008. In connection with Mr. Lanese’s termination, the operating company will provide Mr. Lanese with the following payments and benefits:

•	Accrued but unpaid base salary to date;
•	His earned bonus for fiscal year 2008, in the amount of $327,250;
•	A pro rated portion of his target bonus for fiscal year 2009, in the amount of $148,922;

•	A cash severance payment of $3,825,000, equal to two times the sum of Mr. Lanese’s base salary plus target bonus, payable in two equal lump sum payments, with the first payment being made on the first payroll date that is six months following such termination, and the second payment being made on the first payroll date that is twelve months following such termination;
•	Continued health benefits coverage until age 65, with his portion of the premium costs being the same as the amounts he paid during his employment, at a cost to the company of approximately $27,000;
•	Continued participation for the remainder of calendar year 2008 in the Executive Benefits Plan discussed above, with reimbursements not to exceed $15,000;
•	Reimbursement for completion of the design and installation of a home security system for his residence, the cost of which is not quantified at this time.

Material Terms Defined

The terms “Cause”, “Good Cause”, “Complete Disability” and “Retirement”, as used above, are defined in Messrs. Lanese, Rosenkranz, Schehr and Thorne’s employment agreements. The term “Complete Disability” is defined in General Zinni’s employment agreement. The definitions of these terms are as follows:

“Cause” means: (a) the willful and continued failure by the executive to substantially perform his duties with the operating company (other than any such failure resulting from his incapacity due to physical or mental illness, injury or disability), after a written demand for substantial performance is delivered to him by the Board that identifies, in reasonable detail, the manner in which the Board believes that executive has not substantially performed his duties in good faith; (b) the willful engaging by executive in conduct that causes material harm to the operating company, monetarily or otherwise; (c) executive’s conviction of a felony arising from conduct during the term of his employment agreement; or (d) executive’s willful malfeasance or willful misconduct in connection with executive’s duties.

“Good Cause” means any of the following actions taken by the operating company or any subsidiary that employs the executive: (a) assignment of the executive to duties that are materially inconsistent with his status as a senior executive or which represent a substantial diminution of his duties or responsibilities in the operating company; (b) reduction in the executive’s base salary, except in connection with an across-the-board salary reduction for all executives; (c) a failure by the operating company to pay any of executive’s compensation in accordance with operating company’s policy; (d) change of executive’s title; (e) failure to comply with the obligations of the operating company pursuant to the executive’s employment agreement; or (f) failure of a successor to the operating company to confirm in writing, within five business days of its succession, its obligation to assume and perform all obligations of the employment agreement.

“Complete Disability” is defined as the inability of the executive to perform his duties under his employment agreement, because the executive has become permanently disabled within the meaning of any policy of disability income insurance covering employees of the operating company then in force. In the event the operating company has no policy of disability income insurance covering employees of the operating company in force when executive becomes disabled, the term “Complete Disability” means the inability of the executive to perform his duties under his employment agreement by reason of any incapacity, physical or mental, which the Board, based upon medical advice or an opinion provided by a licensed physician acceptable to the Board, determines to have incapacitated executive from satisfactorily performing all of executive’s usual services for the operating company for a period of at least 120 days during any 12-month period (whether or not consecutive).

“Retirement” means the voluntary retirement of the executive from the operating company (1) at or after age 62 or (b) at any time after the combination of the executive’s age and service with the operating company or any predecessor or subsidiary equals or exceeds 75 years.

Material Conditions to Receipt of Post-Employment Payments

The receipt of payments and benefits (other than accrued but unpaid compensation) to Messrs. Rosenkranz, Schehr and Thorne upon a termination of employment is conditioned on the executive furnishing to the operating company an executed copy of a waiver and release of claims. Mr. Lanese is required to execute a waiver and release of claims as a condition to receiving his severance payments and benefits in connection with his termination of employment.

Methodologies and Assumptions Used for Calculating Other Potential Post-Employment Payments

The following assumptions and methodologies were used to calculate the post-employment payments and benefits described above.

Pro rated incentive compensation severance payments – The pro rated incentive compensation severance amounts payable upon involuntary termination without Cause, voluntary termination for Good Cause, Retirement, death and Complete Disability reported above under the heading “Approximation of Other Potential Post-Employment Payments for Messrs. Rosenkranz, Schehr, Thorne and Zinni” assume that the operating company’s projected performance was at target. Furthermore, such amounts assume executives are not entitled to their incentive compensation unless they are actively employed on the date of payout.

Value of reimbursement of health insurance – The quantification of reimbursement of health insurance is based on the assumptions applied under Financial Accounting Standards Board Statement of Financial Accounting Standards No. 106, Employer’s Accounting for Postretirement Benefits Other Than Pensions.

DIRECTOR COMPENSATION

General

The Company uses a combination of cash and equity-based compensation to attract and retain qualified candidates to serve on the Board. In setting director compensation, the Board considers the significant amount of time that directors expend in fulfilling their duties as well as the skill-level required. The following information relates to the compensation of the directors for the fiscal year ended March 28, 2008.

Board Retainer and Fees

Directors who were not affiliates of Veritas or officers or employees of the Company received an annual retainer of $40,000, payable quarterly in advance, and a $2,000 fee for each meeting of the Board they attended.

Committee Fees

The Chairman of the Audit Committee received a fee of $5,000, and each member received a fee of $2,500, for attendance at each meeting of the Committee.

The nonaffiliated members who chaired the other committees received a fee of $4,000, and each nonaffiliated member received a fee of $2,000, for attendance at each committee meeting.

Members of the Executive Committee do not receive any additional retainer or fees.

Equity Award Program for Non-Employee Directors

Certain directors who are not affiliates of Veritas have been granted Class B Interests. Under the terms of the operating agreement of DIV, holders of Class B Interests are entitled to receive proportional shares of distributions made by DIV, provided that the holders of Class A membership interests have received an 8% per annum internal rate of return on their invested capital. The Class B Interests are subject to either five-year or four-year vesting schedules, with any unvested interests reverting to the holders of Class A membership interests in the event any Class B Interests are forfeited or repurchased. Class B Interests are granted with no exercise price or expiration date. The equity-based compensation awarded to directors during the fiscal year ended March 28, 2008 is reflected in the following Director Compensation Table.

Director Compensation in Fiscal Year 2008

The following table sets forth certain information with respect to the compensation we paid and value of equity awards vested for our directors during the fiscal year ended March 28, 2008.

DIRECTOR COMPENSATION TABLE

	Fees
	Earned or	Stock	All Other
	Paid in	(Equity)	Compen-
	Cash	Awards	sation	Total
Name	($)	($)(1)	($)	($)
Michael J. Bayer	64,000	22,227	—	86,227

Richard E. Hawley	36,000	8,309	—	44,309

Herbert J. Lanese(2)	—	8,309	—	8,309

Barry R. McCaffrey	36,000	8,309	—	44,309

Robert B. McKeon(3)	—	—	—	—

Ramzi M. Musallam(3)	—	—	—	—

Joseph W. Prueher	68,000	8,309	—	76,309

Charles S. Ream	75,000	8,309	—	83,309

Mark H. Ronald	50,000	28,527	—	78,527

Peter J. Schoomaker	20,000	—	—	20,000

Leighton W. Smith Jr.	48,500	8,309	—	56,809

William G. Tobin	50,000	8,309	—	58,309

Anthony C. Zinni(4)	12,000	—	75,000	87,000

(1)	The amounts reported in this column reflect the grant-date fair value of equity-based awards that vested in fiscal year 2008, pursuant to the Equity Award Program, (discussed above under the heading “Equity Award Program for Non-Employee Directors”) and in accordance with SFAS No. 123(R). Assumptions used in the calculation of these awards are discussed in Note 11 to our audited financial statements for the fiscal year ended March 28, 2008, included in the Company’s Annual Report on Form 10-K filed with the SEC on June 10, 2008.

(2)	Mr. Lanese, our former President & Chief Executive Officer, did not receive any director retainer or fees during fiscal year 2008.

(3)	Messrs. McKeon and Musallam are principals of Veritas Capital Management II, L.P. which owns the controlling interest of DIV, which in turn owns a majority of the Company’s outstanding shares of common stock. As Veritas executives, they are not paid by the Company for their services as directors or members of its committees. The Company paid a total of $300,000 in management fees and $229,700 in expenses to Veritas in the fiscal year ended March 28, 2008.

(4)	General Zinni, the Company’s Executive Vice President, served as a director until July 16, 2007, when he became an officer and employee of the Company. Amounts shown in this table reflect only his compensation while an independent director. He did not receive any director retainer or fees for the period following July 16, 2007. He was also paid $75,000 in consulting fees while he was a director, for services unrelated to his service on the Board.

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS
(Proposal 2 on the Proxy Card)

The Audit Committee has selected Deloitte & Touche LLP, an independent registered public accounting firm, as the Company’s independent auditors to audit our books, records and accounts for the year ending April 3, 2009. Deloitte & Touche LLP has served as our independent auditors since 2005. The services provided to the Company for the last fiscal year are described below under the caption “Fees Paid to Independent Auditors”.

A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting to respond to appropriate questions and will have an opportunity to make a statement if he or she desires to do so.

Stockholder approval of the selection is not required, but the Board believes that ratification of the selection constitutes sound governance practice. If the stockholders do not vote on an advisory basis in favor of the selection of Deloitte & Touche LLP, the Audit Committee may consider whether to hire that firm or another firm without resubmitting the matter to stockholders for subsequent approval. The Audit Committee retains the discretion at any time to select different independent auditors.

Approval of Auditors’ Services

The Audit Committee approves all audit, audit-related, tax and other services to be performed by the independent auditors and the fees to be paid for such services. The Audit Committee would not approve non-audit engagements that would violate SEC rules or impair the independence of Deloitte & Touche LLP.

Fees Paid to Independent Auditors

The following table presents the fees billed by Deloitte & Touche LLP, our independent auditors for fiscal years 2008 and 2007, for audit, audit-related, tax and other services for fiscal years 2008 and 2007.

Deloitte & Touche LLP Fees	2008	2007

Audit Fees(1)	$2,499,111	$1,686,514
Audit-Related Fees(2)	$88,600	$0
Tax Fees(3)	$16,926	$50,000
All Other Fees	$0	$0

(1)	Audit fees principally include fees for services related to the annual audit of the consolidated financial statements, SEC registration statements and other filings and consultation on accounting matters, including the review of internal controls over financial reporting in preparation for implementation of Section 404 of the Sarbanes-Oxley Act.

(2)	Audit-related fees principally include those for services related to employee benefit plans and acquisitions and divestitures.

(3)	Tax fees principally include domestic tax advisory services related to state and local taxes.

Board Recommendation

The Board recommends a vote FOR ratification of the selection of Deloitte & Touche LLP as the Company’s independent auditors for fiscal year 2009.

STOCKHOLDERS’ PROPOSALS

Under the Company’s bylaws, a stockholder who wishes to introduce a proposal to be voted on at the Company’s 2008 annual meeting of stockholders must send advance written notice to the Secretary of the Company for receipt no earlier than March 17, 2009 and no later than April 16, 2009, or at such times specified in the Company’s bylaws, and otherwise comply with the procedures set forth in Section 1.8 of the Company’s bylaws. Stockholders who intend to submit a proposal at the 2009 annual meeting, and stockholders who intend to submit nominations for directors at the meeting, are required to notify the Secretary of the Company of their proposal or nominations, and provide certain other information, in accordance with and during the time period set forth in the Company’s bylaws. A copy of the bylaws may be obtained on the Company’s website, http://dyncorpinternational.com/, under the heading “Investor Relations – Corporate Governance.”

OTHER BUSINESS

The management of the Company is not aware of any other matters to be brought before the Annual Meeting. However, if any other matters are properly brought before the Annual Meeting, the persons named in the enclosed form of proxy will have discretionary authority to vote all proxies with respect to such matters in accordance with their best judgment.

INCORPORATION BY REFERENCE

To the extent that this Proxy Statement has been or will be specifically incorporated by reference into any filing by the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, the sections of the Proxy Statement entitled “Compensation Committee Report” and “Audit Committee Report” shall not be deemed to be so incorporated unless specifically otherwise provided in any such filing.

ANNUAL REPORT ON FORM 10-K

Copies of the Company’s Annual Report on Form 10-K for the fiscal year ended March 28, 2008, together with financial statements and schedules, as filed with the SEC are available to stockholders without charge upon written request addressed to the Corporate Secretary, DynCorp International Inc., 3190 Fairview Park Drive, Suite 700, Falls Church, VA 22042.

DYNCORP INTERNATIONAL INC.
3190 FAIRVIEW PARK DR.
SUITE 700
FALLS CHURCH, VA 22042
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ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS
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VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to DynCorp International Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	DYNCO1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DYNCORP INTERNATIONAL INC.
     Vote On Directors
1.	Election of Class II Directors — Nominees to serve a three-year term.
01)	William L. Ballhaus

02)	Michael J. Bayer

03)	Charles S. Rearn

04)	Peter J. Schoomaker

For	Withhold	For All
All	All	Except

☐	☐	☐
To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

     Vote On Proposals
2.	Proposal to ratify the selection of Deloitte & Touche LLP as the Company’s independent auditors.

3.	To transact such other business as may properly come before the meeting.

For	Against	Abstain

☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.	☐

Please indicate if you plan to attend this meeting.	☐	☐

	Yes	No

Signature [PLEASE SIGN WITHIN BOX]	Date

Signature (Joint Owners)	Date

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned stockholder of DynCorp International Inc. (the “Company”) hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated June 16, 2008, and hereby appoints Robert B. McKeon, William L. Ballhaus and Curtis L. Schehr as proxies and attorneys-in-fact, each with the power to appoint his substitute, on behalf and in the name of the undersigned, to represent the undersigned at the 2008 Annual Meeting of Stockholders to be held on July 15, 2008, and at any postponement or adjournment thereof, and to vote all the stock of the Company that the undersigned would be entitled to vote as designated on the reverse hereof if then and there personally present, on the matters set forth in the Notice of Annual Meeting of Stockholders and Proxy Statement. In their discretion, such proxies are each authorized to vote upon such other business as may properly come before such Annual Meeting of Stockholders or any adjournment or postponement thereof.
The record date is the close of business as of Thursday, May 22, 2008. The meeting date is 2:00 p.m., Tuesday, July 15, 2008. The meeting will be held at The London NYC, 151 West 54th Street, New York, NY 10019. The items of business are listed on the reverse side.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)